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                                                                EXHIBIT  10.15.2

                          COMMUNITY FIRST BANKSHARES, INC.
                       CHANGE IN CONTROL SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT ("Agreement") is entered into effective as of December 1, 1998, by and between Community First Bankshares, Inc. a bank holding company organized under the laws of the state of Delaware ("CFB") and Mark Anderson, residing in Fargo, ND ("Executive").

     WHEREAS, CFB considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of CFB and its shareholders; and

     WHEREAS, the Executive has made and is expected to make, due to Executive's intimate knowledge of the business and affairs of CFB, its policies, methods, personnel, and problems, a significant contribution to the profitability, growth, and financial strength of CFB; and

     WHEREAS, CFB, as a publicly held corporation, recognizes that the possibility of a Change in Control may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the Executive in the performance of the Executive's duties, to the detriment of CFB and its shareholders; and

     WHEREAS, it is in the best interests of CFB and its stockholders to reinforce and encourage the continued attention and dedication of management personnel, including Executive, to their assigned duties without distraction and to ensure the continued availability to CFB of the Executive in the event of a Change in Control; and

     WHEREAS, CFB desires to assure Executive of certain benefits in the event of Executive's severance from employment with CFB without Cause following a Change in Control;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises stated below, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, CFB and Executive agree as follows:

1.   EMPLOYMENT.  To be eligible to receive benefits under this Agreement,
     (a) Executive must maintain employment with CFB until after a Change in Control and (b) a Severance of Executive's employment shall have occurred during the Term of this Agreement and after a Change in Control. Prior to a Change in Control, Executive shall have no right to benefits under this Agreement.

     For purposes of this Agreement, Severance shall mean either the involuntary termination of Executive's employment with CFB without Cause or Executive's voluntary termination of employment with CFB resignation for Good Reason; where Cause has the definition set forth in
     Section 7(c)(ii) and Good Reason has the definition set forth in Section 7(a)(ii).

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2.   TERM OF AGREEMENT.  Subject to the provisions for earlier termination provided in this Agreement, the Term of this Agreement shall commence on the effective date of this Agreement as stated above and shall continue through December 31, 2001, and shall be extended for successive one-year periods thereafter unless the Board of Directors of CFB ("Board") shall have given written notice to Executive not later than September 30 of the last year of the original or extended Term of this Agreement of CFB's election to discontinue the Term of this Agreement; provided, however, that if a Change in Control shall have occurred during the original or extended Term of this Agreement, the Term of this Agreement shall continue, irrespective of any action of the Board of CFB, for a period of not less than 24 months beyond the month in which such Change in Control occurred. In the event that more than one Change in Control shall occur during the original or extended Term of this Agreement, the 24-month period shall follow the last Change in Control. The Term of this Agreement shall expire and this Agreement shall neither impose nor confer any further rights or obligations on CFB or Executive on the day after the end of the Term of this Agreement. Expiration of the Term of this Agreement of itself and without subsequent action by CFB or Executive shall not end the employment relationship between CFB and Executive.

     On or before the expiration of the Term of this Agreement, this Agreement shall terminate due to the resignation of Executive as set forth in Section 7(a), death of Executive as set forth in Section 7(b), discharge of Executive as set forth in Section 7(c) or disability of Executive as set forth in Section 7(d); provided that any rights or obligations which expressly or impliedly survive termination of this Agreement shall continue to be binding and enforceable by CFB and Executive.

3. EXECUTIVE'S DUTIES. During the Term of this Agreement, Executive shall serve as Vice Chairman and Chief Financial Officer or such successor position as Executive voluntarily accepts, with such customary duties and responsibilities as may be assigned from time to time to Executive by CFB, provided that such duties and responsibilities are at all times consistent with the duties and responsibilities of such position. Executive shall devote exclusive attention and time during normal business hours to the business and affairs of CFB and, to the extent necessary to discharge the duties and responsibilities of Executive's position, shall perform faithfully and efficiently to the best of Executive's abilities such duties and responsibilities.

4. BASE COMPENSATION. For services rendered by Executive, CFB shall pay to Executive Base Compensation of $300,000 per annum payable in accordance with CFB's customary payroll practice for its management personnel.
     Base Compensation shall be reviewed at least annually as of the close of each fiscal year of CFB and may be increased to reflect inflation or such other adjustments as CFB may deem appropriate, but original Base Compensation or Base Compensation as subsequently increased shall not be decreased thereafter, except for across-the-board percentage salary reductions similarly affecting all management personnel of CFB.

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5.   ADDITIONAL BENEFITS.  In addition to Base Compensation, Executive shall be entitled to receive all fringe benefits customarily offered by CFB to its executives including, without limitation, participation in CFB's Annual Incentive Compensation Plan at the participation level established by CFB for Executive as of the date of this Agreement, other incentive plans and perquisites offered generally to key employees, the various employee benefit plans or programs provided to the employees of CFB in general subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term of this Agreement. Nothing in this Section 5 shall prohibit CFB from making any changes in any of the plans, programs or benefits described in this
     Section 5, provided the change similarly affects all management personnel of CFB.

6.   CHANGE IN CONTROL.

     (a) For purposes of this Agreement, "Change in Control" shall mean the occurrence of one of the following events:

          (i) any "person" [as such term is used in Section 13(d) and 4(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")], other than a trustee or other fiduciary holding securities under an employee benefit plan of CFB is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities representing 25% or more of the combined voting power of CFB's then outstanding securities;

         (ii) during any period of two consecutive years (not including any period ending prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of CFB, and any new director [other than a director designated by a person who has entered into agreement with CFB to effect a transaction permitted by Section 6(a)(I), (iii) or (iv)] whose election by the Board of Directors of CFB or nomination for election by CFB's stockholders was approved by vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved ("Continuing Directors"), cease for any reason to constitute at least a majority of the Board of Directors of CFB;

          (iii) the stockholders of CFB approve a merger or consolidation of CFB with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of CFB outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the merged or consolidated entity) 50% or more of the combined voting power of the voting securities of CFB or such merged or consolidated entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a

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                 recapitalization of CFB or similar transaction in which no
                 "person" acquires more than 25% of the combined voting power of CFB's then outstanding securities;

          (iv) the stockholders of CFB approve a plan of complete liquidation or a sale or disposition by CFB of all or substantially all of CFB's assets. "The sale or disposition by CFB of all or substantially all of CFB's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of CFB or of any direct or indirect subsidiary of CFB (including the stock of any direct or indirect subsidiary of CFB) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of CFB determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 50% of the fair market value of CFB. For purposes of the preceding sentence, the "fair market value of CFB" shall be the aggregate market value of CFB's outstanding common stock (on a fully diluted basis) plus the aggregate market value of CFB's other outstanding equity securities. The aggregate market value of CFB's common stock shall be determined by multiplying the number of shares of CFB common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement ("Transaction Date") with respect to the sale or disposition by CFB of all or substantially all of CFB's assets by the average closing price for CFB's common stock for the ten trading days immediately preceding the Transaction Date.
                 The aggregate market value of any other equity securities of CFB shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of CFB's common stock or by such other method as the Board of Directors of CFB shall determine is appropriate; and

          (v) the Board of Directors of CFB determines, by a vote of a majority of its entire membership, that a tender offer statement by any person (as defined above) indicates an intention on the part of such person to acquire control of CFB.

     (b) In the event of a Change in Control, any options granted to Executive that are not vested on the date of a Change in Control shall be immediately fully (100%) vested and shall be exercisable in accordance with their respective terms and conditions.

7. TERMINATION. This Agreement may be terminated prior to the end of the Term of this Agreement subject to the provisions of this
     Section 7.

     (a)  RESIGNATION.

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          (i)    Executive may resign, including by reason of retirement, at any time and thereby terminate this Agreement. In the event of such resignation, except in the case of resignation for Good Reason following a Change in Control, all rights and obligations of CFB and Executive under this Agreement shall cease on the date of resignation.

          (ii) If Executive resigns for Good Reason following a Change in Control, Executive shall be entitled to the compensation and benefits provided in Section 7(c)(I). "Good Reason" shall mean (A) the material breach of any of CFB's obligations under this Agreement without Executive's written consent or
                 (B) the occurrence of any of the following circumstances without Executive's express written consent unless such circumstances are fully corrected prior to the Date of Termination specified in Executive's Notice of Termination:

                 (1) the assignment to Executive of any duties and responsibilities inconsistent with the position that Executive held immediately prior to the Change in Control, relocation of the Executive to an office or site more than 50 miles from the Executive's job location prior to the Change in Control, or a significant adverse alteration in the nature or status of Executive's duties and responsibilities or the conditions of Executive's employment from those in effect immediately prior to the Change in Control;

                 (2)  a reduction by CFB in Executive's Base Compensation;

                 (3) the failure by CFB to pay to Executive any portion of Executive's current compensation or any portion of an installment of deferred compensation under any deferred compensation program of CFB within seven days of the date such compensation is due;

                 (4) the failure by CFB to continue in effect any compensation plan in which Executive participated immediately prior to a Change in Control if that compensation plan is material to Executive's total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by CFB to continue Executive's participation in such compensation plan (or in such substitute or alternative plan) on a basis at least as favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as existed prior to the Change in Control;

                 (5) the failure by CFB to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of CFB's pension, savings, life insurance, medical, health, accident, or

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                      disability plans in which Executive was participating
                      at the time of the Change in Control, the taking of any action by CFB which would materially reduce, directly or indirectly, any of such benefits or deprive Executive of any material fringe benefit or policy or program for the benefit of the management personnel of CFB enjoyed by Executive at the time of the Change in Control;

                 (6) the failure by CFB to provide Executive with the number of paid vacation days to which Executive is entitled in accordance with CFB's normal vacation policy in effect at the time of the Change in Control;

                 (7) the failure of CFB to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 12; or

                 (8) any purported termination of Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7(e).

          (iii) Notwithstanding anything herein to the contrary, during the period commencing on the 90th day following a Change in Control and ending on the 180th day following a Change in Control, Executive may voluntarily terminate his employment for any reason, and such termination shall be deemed "Good Reason" for all purposes of this Agreement.

          (iv) Executive's rights to resign pursuant to this Section 7(a) shall not be affected by incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason.

     (b) DEATH. Upon Executive's death, this Agreement shall terminate and CFB shall have no obligations to Executive or Executive's legal representatives with respect to this Agreement. Executive's death prior to the Date of Termination stated in any Notice of Termination given by CFB or Executive shall invalidate and supersede the Notice of Termination. Termination of this Agreement shall not affect any of the death benefits payable to Executive's dependents, survivors or beneficiaries under any plan or program under which Executive was covered at the time of death.

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     (c)  DISCHARGE.

          (i) CFB may terminate, without any liability to Executive under this Agreement, this Agreement and Executive's employment by discharging Executive for any reason deemed sufficient by CFB if the Date of Termination associated with such discharge occurs prior to a Change in Control. In the event that this Agreement and Executive's employment are terminated by discharge during the Term of this Agreement following a Change in Control by CFB for any reason other than Cause [as defined in Section 7(c)(ii)] or Disability [as defined in Section 7(d)(I)], then, subject to Sections 7(c)(iii), 7(g) and 7(h):

                 (A) CFB shall pay to Executive, within 15 days of the Date of Termination, an amount in cash equal to the greater of three million and no/100 dollars ($3,000,000.00) or three (3) times the sum of:

                      (1) the higher of (a) the Executive's annual Base Compensation as in effect immediately prior to the Notice of Termination, or (b) Executive's highest annual Base Compensation over the 24-month period preceding the Notice of Termination; and

                      (2) the maximum annual incentive award payable Executive (without giving any effect to any reduction that would constitute Good Reason under
                           Section 7(a)(ii)(4) of this Agreement) under CFB's Annual Incentive Compensation Plan (or any substitute or alternative plan) for such year in lieu of any other payment thereunder; and

                      (3) the average percentage of employer matching contributions to the CFB Retirement Savings Plan and Trust (as a percent of Compensation as defined in the Plan) and employer contributions to the CFB Employee Stock Ownership Plan and Trust on behalf of Executive for the three most recent Plan Years ending immediately prior to the Date of Termination.

                 (B) for the 36-month period after Date of Termination, CFB, at its cost, shall provide or arrange to provide Executive and Executive's dependents with life, disability, accident and group health insurance benefits substantially similar to those which Executive and Executive's dependents were receiving immediately prior to the Notice of Termination; benefits otherwise receivable by Executive pursuant to this Section 7(c)(I)(B) shall be reduced to the extent comparable benefits are actually received by Executive and

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                      Executive's dependents during the 36-month period
                      following Executive's Date of Termination from another employer or employer's plan or program, and any such benefits actually received by Executive and Executive's dependents shall be reported to CFB;

                 (C) in lieu of shares of restricted stock granted to Executive by CFB upon which the restricted period does not lapse upon Date of Termination, CFB shall pay to Executive within 30 days of the Date of Termination a lump-sum cash payment equal to the greater of (1) the highest quoted per share sales price for common shares on the New York Stock Exchange during the ten-day period commencing on the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume of the common shares is highest), or (2) the fixed or formula price for the acquisition of common shares specified in an agreement in connection with any Change in Control;

                 (D) in lieu of shares of common stock of CFB ("Common Shares") issuable upon exercise of outstanding options ("Options"), if any, granted to Executive under a CFB Option Plan (which Options shall be canceled upon the making of the payment referred to below), within 15 days of the Date of Termination CFB shall pay to Executive a lump-sum amount in cash equal to the product of:

                      (1) the excess of, in the case of an "incentive stock option" [as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code")], the closing price of common shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized or quotation system on which trading volume in the common shares is highest) and, in the case of all other Options, the greater of (a) the highest quoted per share sales price for common shares on the New
                           York Stock Exchange during the ten-day period commencing on the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume of the common shares is highest), or (b) the fixed or formula price for the acquisition of common shares specified in an agreement in connection with any Change in Control, over the per share option price of each Option held by Executive (whether or not then fully exercisable); and

                      (2) the number of common shares of CFB covered by each such Option;

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                 (E)  for a period of 12 months following Date of
                      Termination, CFB shall pay the expenses for such outplacement services as Executive may require, with such services to be performed by an agency CFB shall designate;

                 (F) CFB shall pay to Executive all legal fees and expenses incurred by Executive as a result of termination of employment (including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder); and

                 (G) in the event any additional or new incentive compensation, deferred compensation or other type of bonus program is instituted by CFB ("New Incentive Program"), the maximum award payable to Executive under the New Incentive Program for such year in lieu of any other payment thereunder, assuming for purposes hereof that Executive had been employed for all of such year, that all performance objectives for such year had been met at the maximum levels and that Executive had been entitled to a full award thereunder.

          (ii)   None of the obligations imposed on CFB by Sections 7(c) (I)
                 (A) through (G) shall apply in the event Executive is discharged for Cause, in which event this Agreement shall terminate on the Date of Termination without further rights or obligations on the part of Executive or CFB under this Agreement. "Cause" shall mean: (A) the willful and continued failure by Executive (other than any such failure resulting from (1) Executive's incapacity due to physical or mental illness, (2) any such actual or anticipated failure after the issuance of a Notice of Termination by Executive for Good Reason or (3) CFB's active or passive obstruction of the performance of Executive's duties and responsibilities) to perform substantially the duties and responsibilities of Executive's position with CFB after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed the duties or responsibilities; (B) the conviction of Executive by a court of competent jurisdiction for felony criminal conduct; (C) the willful engaging by Executive in fraud or dishonesty which is demonstrably and materially injurious to CFB, monetarily or otherwise; No act, or failure to act, on Executive's part shall be deemed "willful" unless committed, or omitted by Executive in bad


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                 faith and without reasonable belief that Executive's act or failure to act was in the best interest of CFB. Executive shall not be terminated for Cause unless and until CFB shall have delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive's conduct was Cause and specifying the particulars thereof in detail.

     (d) DISABILITY. If, following a Change in Control, Executive shall have been absent from the substantial performance of Executive's duties and responsibilities with CFB for six consecutive months as a result of Executive's incapacity due to physical or mental illness, as determined by Executive's physician and within 30 days after written notice to return is given by CFB, Executive shall not have returned to the substantial performance of the duties and responsibilities, of Executive's position, CFB may terminate this Agreement as of the end of the 30-day period, after which termination neither CFB nor the Executive shall have rights or obligations under this Agreement and Executive shall not be entitled to any compensation or benefits pursuant to this Agreement. The termination of this Agreement shall not terminate Executive's employment of itself and without further express action by CFB or affect in any way Executive's rights or benefits under CFB Long Term Disability Plan.

     (e) NOTICE OF TERMINATION. Any purported termination of this Agreement by CFB or by Executive shall be communicated by written Notice of Termination to the other party in accordance with Section 10. Notice of Termination shall mean a notice given not less than 30 days prior to the Date of Termination stated in the notice which shall set forth in reasonable detail the basis for termination of this Agreement by CFB, or, in the case of resignation by Executive for Good Reason, the basis for such resignation. No purported termination which is not affected pursuant to this Section 7(e) shall be valid or effective.

     (f) DATE OF TERMINATION. Date of Termination shall mean the date specified in the Notice of Termination. Following a Change in Control, either party may, within 15 days after any Notice of Termination is given, provide notice to the other party pursuant to
          Section 10 that a dispute exists concerning the termination of this Agreement. Notwithstanding the pendency of any such dispute, CFB shall continue to perform CFB's obligations to Executive under this Agreement, pay Executive full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, Base Compensation) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the Notice of Termination giving rise to the dispute was given, and Executive shall continue to perform Executive's duties and responsibilities with


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          CFB unless prevented or relieved by CFB from so performing, until the dispute is finally resolved in accordance with Section 16, but in no event after the expiration of the Term of this Agreement.

     (g) MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owing by Executive to CFB, or otherwise. In the event that, following a Notice of Termination given to Executive by CFB, Executive elects to receive all payments and benefits provided by CFB's severance plan or policy for employees in general in lieu of any payments and benefits under this Agreement, Executive shall receive no payments or benefits under this Agreement as a result of Severance of the Executive by CFB.

     (h) POTENTIAL EXCISE TAX. Should any payments hereunder or contemplated hereby be subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as may be amended, or any successor or similar provision thereto, or comparable state or local tax laws, CFB shall pay to Executive such additional compensation as is necessary (after taking into account all federal, state and local income taxes payable by Executive as a result of the receipt of such compensation) to place Executive in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred. CFB shall pay such additional compensation upon the earlier of

          (i) the time at which CFB withholds such excise tax from any payments to Executive; or

          (ii) 30 days after Executive notifies CFB that Executive has paid such excise tax pursuant to a tax return filed by Executive which takes the position that such excise tax is due and payable in reliance on a written opinion of Executive's tax counsel that it is more likely than not that such excise tax is due and payable, or, if later, the date the IRS notifies Executive that such amount is due and payable.

          Without limiting the obligation of CFB hereunder, Executive agrees, in the event Executive makes any payment pursuant to the preceding sentence, to negotiate with CFB in good faith with respect to procedures reasonably requested by CFB which would afford CFB the ability to contest the imposition of such excise tax; provided, however, that Executive will not be required to afford CFB any right to contest the applicability of any such excise tax to the extent that Executive reasonably determines that such contest is inconsistent with the overall tax interests of Executive.


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          CFB agrees to hold in confidence and not to disclose, without
          Executive's prior written consent, any information with regard to Executive's tax position which CFB obtains pursuant to this subsection.

8. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by CFB or any of its affiliated companies except as provided in Section 7 (g) with respect to CFB's severance plan or policy and for which Executive may qualify. Nothing in this Agreement shall limit or otherwise adversely affect such rights as Executive may have under any stock option or other agreements with CFB or any of its affiliated corporations.

9. ASSIGNMENT AND DELEGATION. The obligations of Executive under this Agreement are personal and may not be delegated by Executive or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment, delegation or transfer. CFB may assign CFB's rights under this Agreement and delegate all obligations under this Agreement, either in whole or in part, to any parent, affiliate, or subsidiary organization or company of CFB, provided that the obligations of CFB under this Agreement shall remain the obligations of CFB for which CFB shall be primarily liable notwithstanding the assignment and delegation.

10. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to CFB as its principal office address, directed to the attention of the Board, and to Executive at Executive's residence address on the records of CFB or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

12.  SUCCESSORS:  BINDING AGREEMENT.

     (a) CFB shall require any successor (whether direct or indirect, by purchase, merger, consolidation, contract or otherwise) to all or substantially all of the business or assets of CFB expressly to assume and agree to perform this Agreement in the same manner and to the same extent that CFB would be required to perform it if no such succession had taken place. Failure of CFB to obtain such agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall also entitle Executive to resign for Good Reason. CFB shall include any successor to its business or assets which executes and delivers the Agreement required by this
          Section 12 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

     (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. If Executive should die while any amounts would be payable to Executive if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if none of the foregoing, to Executive's estate.

13.  INDEMNIFICATION.

     (a) CFB shall pay, on behalf of Executive and Executive's executors, administrators or assigns, any amount which Executive is or becomes legally obligated to pay as a result of any claim or claims made against Executive by reason of Executive's service as an employee, Director or Officer of CFB. The payments that CFB will be obligated to make shall include (without limitation) damages, judgments, settlements, costs and expenses of investigation, costs and expenses of defense of legal actions, claims and proceedings and appeals therefrom, and costs of attachment and similar bonds; provided, however, that CFB shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise that CFB is prohibited by applicable law from paying as indemnity or for any other reason.

     (b) Costs and expenses (including, without limitation, attorney fees) incurred by Executive in defending or investigating any action, suit, proceeding or claim shall be paid by CFB in advance of the disposition of such matter upon receipt of a written undertaking by or on behalf of Executive to repay any such amounts if it is ultimately determined that Executive is not entitled to indemnification under this Agreement.

     (c) If a claim under this Agreement is not paid by or on behalf of CFB within ninety days after a written claim has been received by CFB, Executive may at any time thereafter bring suit or proceed under
          Section 16 against CFB to recover the unpaid amount of the claim and, if successful in whole or in part, Executive shall also be entitled to be paid the expenses, including attorneys' fees, of prosecuting such claim.

     (d) In the event of payment under this Agreement, CFB shall be subrogated to the extent of such payment to all of the rights of recovery of Executive, who shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable CFB effectively to bring suit to enforce such rights.

     (e) CFB shall not be liable under this Agreement to make any payment in connection with any claim made against Executive:

          (i) for which payment is actually made to Executive under an insurance policy maintained by CFB, except in respect of any excess beyond the amount of payment under such insurance;

          (ii) for which Executive is indemnified by CFB otherwise than pursuant to this Agreement;

          (iii) based upon or attributable to Executive's gaining in fact any personal profit or advantage to which Executive was not legally entitled;

          (iv) for an accounting of profits made from the purchase or sale by Executive of securities of CFB within the meaning of
                Section 16(b) of the Exchange Act; or

          (v) brought about or contributed to by the dishonesty of Executive; provided, however, that notwithstanding the foregoing, Executive shall be protected under this Agreement as to any claims upon which suit may be brought alleging dishonesty on the part of Executive, unless a judgment or other final adjudication thereof adverse to Executive shall establish that Executive committed acts of active and deliberate dishonesty with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated.

     (f) Executive, as a condition precedent to his right to be indemnified under this Agreement, shall give to CFB notice in accordance with
          Section 10 as soon as practicable of any claim made against Executive for which indemnity will or could be sought under this Agreement. Executive shall give CFB such information and cooperation as it may reasonably require and as shall be within Executive's power.

     (g) Nothing herein shall be deemed to diminish or otherwise restrict Executive's right to indemnification under any provision of the Certificate of Incorporation or Bylaws of CFB or under State of Delaware law.

14. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing and signed by Executive and such officer of CFB as may be specifically authorized by the Board. No waiver by either party at any time of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties' agreement; no agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Dakota.


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

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original document but all of which together will constitute one instrument.

16. DISPUTE RESOLUTION. Executive shall be permitted (but not required) to elect that any dispute or controversy arising under or in connection with this Agreement be resolved in Fargo, North Dakota, by any recognized method of alternative dispute resolution or by arbitration in accordance with the rules of the American Arbitration Association then in effect. The parties shall select a mutually acceptable single arbitrator to resolve the dispute or if they fail or are unable to do so, each side shall within the following ten business days select a single arbitrator and the two so selected shall select a third arbitrator within the following ten business days. The arbitrator shall have no power to award any punitive or exemplary damages. The arbitrator may construe or interpret, but shall not ignore or vary the terms of this Agreement, and shall be bound by controlling law. The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party bay any court of competent jurisdiction in North Dakota or elsewhere. All legal fees and costs incurred by Executive in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by CFB as bills for such services are presented by Executive to CFB.

17. AUTHORITY. The authority of CFB to execute and perform this Agreement is contained in a resolution of the Board of Directors of CFB dated
     December 1, 1998.

     IN WITNESS WHEREOF, Community First Bankshares, Inc. and Executive have executed this Agreement on December 1,1998, to be effective for all purposes.


                              COMMUNITY FIRST BANKSHARES, INC.

                              By      DONALD R. MENGEDOTH
                                 -----------------------------

                              Its       PRESIDENT AND CEO
                                 -----------------------------


                              EXECUTIVE:

                              /s/ MARK ANDERSON
                              --------------------------------
                              Mark Anderson